Exhibit 99.1

Western Union Announces Departure of Chief Financial Officer, Raj Agrawal

DENVER, AUGUST 16, 2022 – The Western Union Company (NYSE: WU) announces the departure of Raj Agrawal, Chief Financial Officer (CFO). After a 16-year tenure at Western Union, Agrawal is moving to Arrow Electronics to serve as its Chief Financial Officer. He will leave Western Union September 2, 2022.

“On behalf of my Executive Team, our Board of Directors, and our employees, I’d like to express my sincere gratitude to Raj for his 16 years of service to Western Union, and on a personal level, for his partnership since my arrival in late 2021,” said Devin McGranahan, President and Chief Executive Officer of Western Union. “Raj has been an integral part of our executive leadership team, and we wish him the very best as he begins his next chapter,” concluded McGranahan.

“My time at Western Union has been rewarding both personally and professionally. It has allowed me to pursue a variety of roles from Treasurer to leading finance for the EMEA/APAC region. It ultimately allowed me to progress from leading our former Business Solutions segment to, most recently, leading the global finance organization,” said Agrawal. “It has been an honor to work alongside so many exceptional people over the course of my tenure with the company, and I look forward to watching the next chapter of this iconic company.”

Western Union is launching a comprehensive internal and external search process to identify a new CFO and will name an interim successor, effective upon Agrawal’s departure, within the next two weeks.

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About Western Union

The Western Union Company (NYSE: WU) is a global leader in cross-border, cross-currency money movement and payments. Western Union’s platform provides seamless cross-border flows and its leading global financial network bridges more than 200 countries and territories and approximately 130 currencies. We connect consumers, businesses, financial institutions, and governments through one of the world’s widest reaching networks, accessing billions of bank accounts, millions of digital wallets and cards, and a substantial global network of retail locations. Western Union connects the world to bring boundless possibilities within reach. For more information, visit www.westernunion.com.

Media contacts:

Contacts:

Media Relations:

Claire Treacy

Media@westernunion.com

Investor Relations:

Tom Hadley

WesternUnion.IR@westernunion.com